COMPONENT MANUFACTURING AGREEMENT

This Component Manufacturing Agreement (the “Agreement”) is made and entered into as of April 3, 2017 (the “Effective Date”) by and between:

MICROPORT ENDOVASCULAR (SHANGHAI) CO., LTD., a company organized and existing under the laws of People’s Republic of China, whose registered office is at Building 1, Lane 3399, Kangxin Road, Pudong New District, Shanghai, 201318 P. R. China (the “MICROPORT”), and

LOMBARD MEDICAL LIMITED., a Company organized and existing under the laws of England with registered offices in Lombard Medical House, 4 Trident Park, Didcot, Oxfordshire, OX11 7HJ, United Kingdom (the “LOMBARD”).

MICROPORT and LOMBARD may be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, in connection with the investment in and strategic collaboration between LOMBARD and MICROPORT SCIENTIFIC CORPORATION.

WHEREAS, the Parties acknowledge that a key element for the strategic collaboration is to reduce the cost of manufacturing for Products (as defined below).

WHEREAS, during the term of this Agreement, LOMBARD wishes to engage MICROPORT to manufacture and supply the Components (as defined below) of Products to support the manufacturing of Products in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of their mutual covenants and agreements contained herein, and the mutual benefits to be derived here from, the Parties, intending to be legally bound, hereby covenant and agree as follows:

COVENANTS:

Article 1
DEFINITIONS

1.01          Capitalized terms in this Agreement shall have the following meanings:

 “Affiliate” shall mean, with respect to any Person, any other Person which controls, is controlled by, or is under common control with such Person.  A Person shall be regarded as in control of another entity if it owns or controls more than fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).  Notwithstanding the foregoing, with respect to a Party, “Affiliate” does not include a purchaser or holder of such Party’s equity securities that acquired or acquires such equity securities solely for investment purposes such as a venture capital fund or private equity fund.

“Agreement” shall mean this Component Manufacturing Agreement, including the Exhibits attached hereto, as such may be amended from time to time.

“Applicable Law” shall mean all applicable provisions of all statutes, laws, rules, regulations, administrative codes, ordinances, decrees, orders, decisions, injunctions, awards judgments, permits and licenses of or from Governmental Authorities.

“Bankruptcy Event” shall mean the Person in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

 “Business Day(s)” shall mean Monday through Friday, and shall exclude Saturday, Sunday, and public holidays in P.R China.

“Change of  Control ” shall mean with respect to a Party, a change in ownership or control of such Party effected through (i) the acquisition, directly or indirectly, by any Person or related group of Persons different from the persons holding those securities immediately prior to such transaction, of beneficial ownership of securities possessing fifty percent (50%) or more of the total combined voting power of such Party’s outstanding securities, (ii) a merger or consolidation in which securities possessing fifty percent (50%) or more of the total combined voting power of such Party’s outstanding securities are transferred to a Person or Persons different from the persons holding those securities immediately prior to such transaction; or (iii) the sale, transfer, exclusive license or other disposition of all or substantially all of such Party’s assets, or any material technology or intellectual property of such Party; provided, however, that any internal restructuring, reorganizing, or event where the existing shareholders retain control, shall not constitute a Change of Control for the purposes of this Agreement.

“Component(s)” shall mean any and all of the components agreed by both Parties for the manufacturing of the Products. Components listed in Exhibit A may be changed, deleted or added by the mutual consent in writing of Parties.

“Effective Date” shall mean the date of execution of this Agreement;

“FDA” shall mean the United States Department of Health and Human Services Food and Drug Administration or any successor agency.

“Facility” shall mean MICROPORT’s manufacturing facility or facilities in China otherwise noticed in advance.

“Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such event and which occurs without the fault or negligence of such Party or any of its subcontractors or suppliers, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, riot, revolt, act of a public enemy, embargo, explosion, civil commotion, strike, act of terror, labor dispute, loss or shortage of power, impossibility or delay of obtaining raw materials or shortage in supply of raw materials or any law, rule, regulation, order by any Governmental Authority except for any action regarding public policy.  In each instance, the failure to perform must be beyond the reasonable control of the first Party.

“GMP” means the part of quality assurance which ensures Components are consistently produced and controlled in accordance with the quality standards appropriate for their intended use.

“Governmental Authority” shall mean any court or any governmental or other administrative or regulatory body, authority, department, ministry, agency, tribunal, or commission in the Territory including CFDA (China Food and Drug Administration).

 “Intellectual Property” shall mean any and all trade secrets, patents, copyrights, trademarks, service marks, trade names, domain names, trade dress, URLs, brand features, know- how and similar rights of any type under the laws of any applicable Governmental Authority relating to the Components and Products.

 “Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

“Product(s)” shall mean the vascular devices (including stents and delivery system of different specifications) developed by LOMBARD for abdominal aortic aneurysm repair, i.e. Altura™ and Aorfix™ as their trade names. Products may be changed, deleted or added by the mutual consent in writing of Parties.

“Purchase Order” shall mean the written instruction of LOMBARD to MICROPORT to manufacture Components set forth in the order.

“Representative” shall mean, with respect to any Party, any officer, director, principal, attorney, agent, employee or other representative of such Party.

“Specifications” shall mean the design and quality specifications of the Components, which shall be provided by LOMBARD prior to manufacture, as such may from time to time be amended by written agreement of the Parties.  “Technical Information” shall mean all the technical and other information developed by LOMBARD and/ or its licensors required for the manufacturing of the Components including without limitation DHF (Design History File), DMR (Device Master Record) ,SOP (Standard Operating Procedure), BOM (Bill of Material) and Specifications, video of manufacturing process, existing supplier information etc.

“Territory” shall mean the countries, geographical regions, territories globally.

“Third Party” shall mean any individual or entity other than a Party or an Affiliate of a Party.

“Work in Process” shall mean partially completed goods, parts, assemblies and/or subassemblies that are no longer part of the raw materials inventory and are not yet a part of the finished Components inventory.  For purposes of this Agreement, the cost of Work in Process shall be all costs incurred by MICROPORT for work in process to complete firm Purchase Orders, including, but not limited to, raw materials, machining time, quality assurance and engineering requirements, specialized tooling and outside subcontractors and vendors.

Article 2
AGREEMENT TO COMPONENTS MANUFACTURING

2.01          During the term of this Agreement, LOMBARD shall purchase, and MICROPORT shall manufacture and supply to LOMBARD, all Components ordered by LOMBARD, all subject to and in accordance with the terms and conditions of this Agreement.

2.02          MICROPORT and LOMBARD shall maintain registrations, certifications and licenses as required by Applicable Law for their respective duties.

2.03          LOMBARD hereby agrees to disclose to MICROPORT its Technical Information relating to the manufacture of Components under this Agreement.

2.04          LOMBARD hereby agrees to provide to MICROPORT a complete set of tools, machines and equipment necessary for manufacturing of Components under this agreement, in order to facilitate MICROPORT’s establishment of the manufacturing line. The scope of such tools, machines and equipment shall be negotiated and agreed by the Parties.

Article 3
REGULATORY AND QUALITY REQUIREMENTS

3.01          Regulatory Approval.  MICROPORT shall be responsible for all Chinese regulatory obligations related to manufacturing of the Components, including all activities related to obtaining Regulatory Approval and maintaining compliance with all applicable regulations related to the Components, such as obtaining the permits and licenses required to be obtained by MICROPORT as required for manufacturing of medical devices for products similar to the Components and its facility (collectively, “MICROPORT Permits”),  MICROPORT shall keep LOMBARD informed as to any material developments with respect to such clinical and regulatory matters which would alter LOMBARD’s obligations under this Agreement.  LOMBARD shall reasonably cooperate with MICROPORT’s regulatory activities in China including providing all data, information and materials within its possession relevant to MICROPORT’s regulatory activities and submitting to required inspections by the relevant regulatory authorities.

3.02          Quality Systems Requirements.  MICROPORT will maintain a quality system which satisfies LOMBARD’s existing manufacturing processes with other vendors and/or subcontractors and will be in compliance with regulations of FDA, CFDA and/or ISO 13485 standards (where applicable) , remaining subject to periodic audit by LOMBARD. In the event that these regulations are modified, amended, or otherwise updated, MICROPORT will modify, amend, or otherwise update and maintain a quality system in accordance therewith.

3.03          Purchasing Records.  LOMBARD shall maintain purchasing records to facilitate tracing of its disposition of Components in accordance with applicable regulatory obligations.  MICROPORT shall maintain records that track Components from the source of materials to shipment to LOMBARD.

3.04          Product Complaints and Adverse Events.  LOMBARD will be the designated Party to receive complaints and will promptly advise MICROPORT, in writing, of complaints that it receives that are attributable to the Components manufactured by MICROPORT.  LOMBARD will maintain, for the period of time required by Applicable Law, product complaint files related to the Components manufactured by MICROPORT under this Agreement including related investigations.  For the avoidance of doubt, (a) LOMBARD will have the ultimate decision-making and approval authority with respect to the handling of all complaints and the taking of investigations and any required corrective actions with respect to the Components and (b) MICROPORT will assist in handling complaints relating to Components manufactured by MICROPORT.

3.05          Investigations.  MICROPORT will assist in product complaint investigations related to the manufacturing and supplying of Components upon reasonable request from LOMBARD.

3.06          Quality Agreement.  The Parties shall enter into a mutually agreed Quality Agreement that satisfies required regulatory requirements prior to the commencement of manufacturing under this Agreement.

Article 4
MANUFACTURING AND SUPPLY

4.01          Contact Person.  As soon as reasonably practicable after the Effective Date, each Party shall identify, by written notice, a contact person to serve as the primary liaison between the Parties with regard to manufacturing and supply issues. Each Party may replace its contact person, at any time, upon written notice to the other Party identifying the new contact person.

4.02          Specifications.  MICROPORT agrees to manufacture and supply Components to LOMBARD in accordance with the Specifications and in compliance with Applicable Law.  The Parties agree to negotiate with each other in good faith in order to make any and all changes to the Specifications that may reasonably be requested by either of the Parties or may be required by any Governmental Authority; provided, however, that it is acknowledged that the price of such Components may change depending on cost impact of those changes to the  Specifications.  LOMBARD agrees to provide MICROPORT with notice ninety (90) days in advance of any changes to the Specifications. In any case, LOMBARD shall remain obliged to purchase Components that are subject to any valid Purchase Order(s). If any such changes cause MICROPORT to incur extra costs and/or expenses, MICROPORT will notify LOMBARD of such extra costs and/or expenses, promptly, and MICROPORT will not implement any such changes until LOMBARD and MICROPORT have come to an agreement that would allow MICROPORT to be reimbursed for such extra costs and/or expenses. Furthermore, if LOMBARD proposes to make any changes to Specifications unilaterally which leads to the redundant and inactive stock of Work in Process, LOMBARD shall compensate MICROPORT the cost of the concerned Work in Process and raw materials according to the invoice issued by MICROPORT.

4.03          Order and Acceptance of the Component.  The following provisions shall apply to all Purchase Orders hereunder:

(a)                No later than one hundred twenty (120) days prior to LOMBARD desiring supply of the first Component under this Agreement to commence, LOMBARD shall deliver to MICROPORT a forecast of its requirements of Components for the succeeding twelve (12) months (the “Initial Production Forecast”).  Thereafter, on or prior to the fifteenth (15th) calendar day of each month during the term of this Agreement, LOMBARD shall deliver to MICROPORT an updated rolling forecast of its requirements of Components for the succeeding twelve (12) months (each such forecast, including the Initial Production Forecast, a “LOMBARD Production Forecast”).  The forecast quantities in each LOMBARD Production Forecast shall be a good faith estimate of the Components expected to be required during such months but shall be non-binding.  However, LOMBARD may not change the first month of any LOMBARD Production Forecast without MICROPORT’s consent.  MICROPORT shall notify LOMBARD within ten (10) Business Days if at any time MICROPORT has reason to believe that it may not be able to satisfy the requirements of Components set forth in a LOMBARD Production Forecast, including in the event that MICROPORT believes that there may be constraints in the supply of raw material components of the Components provided by Third Parties.

(b)               All Purchase Orders for Components that comply with the most recent LOMBARD Production Forecast shall be filled by MICROPORT so long as there has not been a Force Majeure Event that occurred and is continuing.  Purchase Orders shall specify the Component(s), quantity, Specifications, expected delivery date, packing requirement and price. MICROPORT shall, within two (2) days of receipt of a Purchase Order confirm (by notice in writing) acceptance or rejection of the said Purchase Order. MICROPORT will meet LOMBARD’s delivery requirements as requested (which requirements, in any such event, will be based upon a reasonable evaluation of the relevant Specifications of the applicable Purchase Order mutually agreed by the Parties).  In the event that a Purchase Order for a particular month pursuant to Purchase Orders for a Component are in excess of 100% of the most recent LOMBARD Production Forecast for such Component for such month, then MICROPORT’s obligation will be to fill 100% of the forecasted quantity for such Component for such month and use commercially reasonable efforts to fill the excess part of the Purchase Order.

(c)                Minimum Purchase Volume Commitment. LOMBARD shall purchase from MICROPORT a minimum volume of Components each calendar year (“Minimum Purchase Volume”) during the term of this Agreement. At least sixty (60) days prior to the commencement of each calendar year, the Parties shall determine through negotiation in good faith the Minimum Purchase Volume for each Component.

4.04          Delivery terms shall be FCA at Shanghai Pudong International Airport (as defined in Incoterms 2010), and LOMBARD shall pay all costs and expenses of shipping to LOMBARD’s facility. Risk in the Components shall pass to LOMBARD on delivery and title to the Components shall pass to LOMBARD on payment in full of the amount invoiced to LOMBARD. Finished Components shall be packed in accordance with the packing requirements, which must be provided by LOMBARD in advance.

4.05          Inspection of Delivery Upon receipt of each delivery of Components, LOMBARD shall promptly inspect the quantity and package of the delivered Components. LOMBARD shall inform MICROPORT in writing of any shortage or non-satisfaction of packing requirements in a valid Purchase Order.

4.06          Reservation of Rights.  Except as expressly provided in this Agreement, or otherwise necessary to carry out the provisions of this Agreement, no right, title or interest is granted, whether express or implied, by either Party to the other, and nothing in this Agreement shall be deemed to restrict each Party’s right to exploit such Party’s own Intellectual Property. Notwithstanding the above, LOMBARD shall remain the sole owner of the Intellectual Property to the Products and the performance of this Agreement shall not be deemed to include a transfer of Intellectual Property of LOMBARD.

4.07          LOMBARD Intellectual Property Commitment.  As may be required for the fulfilment of this Agreement, for the duration of this Agreement, Lombard will provide licenses to MicroPort to Lombard’s intellectual property that permit the manufacture of patented components by MicroPort.  The licenses will not carry the automatic right to sub-license. LOMBARD hereby represents, covenants and warrants that the requirements and Specifications of Components delivered to MICROPORT shall not infringe the rights of Intellectual Property of Third party, including, without limitation the rights of patents, copyrights, trademarks, service marks, trade names, domain names, trade dress, URLs, brand features, know- how and similar rights of any type under the laws of any applicable Governmental Authority relating to the Components.

4.08          Security of Infringement. If MICROPORT is involved in any claim, action, suit, proceeding or investigation asserted by a Third Party or the Components are restricted by customs or Governmental Authority for infringement of Intellectual Property of any Third Party (“Third Party IP Claim”), LOMBARD shall undertake the defense, compromise or settlement of such Third Party IP Claim within thirty (30) days from being notified by MICROPORT, including, without limitation: (a) construing to MICROPORT and assisting MICROPORT to solve the above Third Party IP Claim; and (b) providing the original copies to customs or Governmental Authority for non-infringement evidences. If the construing and original copies shall not protect MICROPORT against the Third Party IP Claim, LOMBARD shall pay the deposits to customs or Governmental Authority as required by MICROPORT. If MICROPORT undertakes the defense jointly with LOMBARD, LOMBARD shall indemnify and hold harmless MICROPORT from and against any and all losses, damages, liabilities, obligations, sanctions, penalties, judgments, awards, costs, expenses, including reasonable attorney and court costs, and disbursements, including without limitation, the costs, expenses and disbursements arising out of such Third Party IP Claim.

Article 5
DISCLOSURE OF TECHNICAL INFORMATION AND ASSISTANCE

5.01          LOMBARD shall within a reasonable time after the Effective Date, disclose to MICROPORT the Technical Information, including but without limitation to, drawings, Specifications, videos of manufacturing process, SOPs, BOM(bill of ,materials), existing supplier information, DHF and DMR of the Components and to this end shall provide MICROPORT with copies of all documentary records which record or otherwise relate to the Technical Information to the extent MICROPORT reasonably considers necessary for the manufacture of the Components.

5.02          MICROPORT acknowledges that the copyright in any documentation supplied by LOMBARD as part of the Technical Information, and all copies of such documentation, shall belong to and remain vested in LOMBARD. MICROPORT shall be permitted to make only such copies of the Technical Information and documentation as are necessary for MICROPORT’s performance of its obligations under this Agreement and understands and acknowledges that all such Technical Information, documentation and copies of the same are subject to the confidentiality obligations.

5.03          For the avoidance of doubt, any ownership to any Intellectual Property Rights arising from or relating to manufacturing methods and/or processes used in manufacture of Components hereunder shall be vested in MICROPORT.

5.04          LOMBARD shall from time to time, at its cost send engineering staff to MICROPORT’s facilities to provide MICROPORT with such reasonable training, advice and assistance as LOMBARD reasonably considers necessary to facilitate MICROPORT’s performance of its obligations under this Agreement. Certificate shall be issued by LOMBARD to personnel of MICROPORT who is qualified for production operation after necessary training.

Article 6
PRICE AND PAYMENT

6.01          Prices.  The price for each Component shall be negotiated by Parties and be set forth in Exhibit A before any Purchase Order is issued by LOMBARD.  The prices for the Components shall be in USD and shall be exclusive of VAT and all other applicable taxes and duties. At least sixty (60) days prior to the commencement of each calendar year, the Parties shall determine through negotiation in good faith the price for each Component. Without prejudice to this Section 6.01, prices for the Components can be revised through negotiation in good faith by the Parties in the cases that the costs of the manufacturing increase substantially due to reasons that are not controlled by the Parties

6.02          Invoice.  MICROPORT shall submit an aggregate invoice to LOMBARD consisting of the invoice prices for the Components delivered within ten (10) days after delivery of such Components.

6.03          Payment Terms.  Payment terms will be net sixty  (60) days after the date of the invoice.  Payment of all amounts shall be in U.S. Dollars, by wire transfer of immediately available funds to the financial institution, account number and account party’s name designated in writing by MICROPORT as the place of payment.

6.04          Taxes.  All payments required to be made by LOMBARD to MICROPORT under this Agreement are exclusive of any applicable federal, state and local taxes excluding income taxes, value added taxes and gross receipt taxes.  Any present or future sales, revenue, excise, withholding or other tax, fees, or charge of any nature, imposed by any public authority, and applicable to the purchase of Components hereunder (other than value added taxes, gross receipt taxes or taxes based on MICROPORT’s net income) shall be added to the purchase price and shall be paid by LOMBARD unless an exemption therefrom is obtained.

Article 7
TERM AND TERMINATION

7.01          Term. This Agreement shall begin on the Effective Date and shall remain in force for five (5) years from the date of the first delivery of Components under this Agreement.

7.02          Termination for Cause or Upon Bankruptcy.  A Party may terminate this Agreement immediately upon written notice to the other Party as follows:

(a)                by a Party, effective immediately, in the event that the other Party should commits a material breach of any term of this Agreement and (if that breach is remediable) fails to remedy that breach within thirty (30) days of that Party being required in writing to do so;

(b)               by a Party, effective immediately, if any Force Majeure Event occurs to the other Party and such event delays or prevents the performance of any obligation under this Agreement by the Party suffering the Force Majeure Event for a period of ninety (90) days or longer; or

(c)                by a Party, effective immediately, if the other Party should experience a Bankruptcy Event.

(d)               by a Party, effective immediately, if Change of Control occurs in the other Party.

7.03          Upon Termination.  Upon termination of this Agreement, LOMBARD’s obligation to MICROPORT shall be:

(a)                Payment for and acceptance of delivery for all Components ordered; and

(b)               Payment for all associated Work-in-Progress, finished goods, specific raw material, including all non-cancelable/non-returnable materials ordered by MICROPORT to full fill LOMBARD’s Purchase Orders.

7.04          Article 1, Article 8, and Sections 3.03, 3.04, 3.05, 4.06, 4.07, 5.04 7.03 will survive expiration or termination of this Agreement for any reason in accordance with their respective terms

Article 8
REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

8.01          Mutual.  Each Party hereby represents, covenants and warrants to the other Party that:

(a)                it has the power and authority to enter into this Agreement and to grant the rights and licenses granted herein and otherwise perform this Agreement;

(b)               to the best of each Party’s knowledge, the entering into of this Agreement by such Party will not (i) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under its organizational documents, as amended to date, or any material note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document or agreement;

(c)                when executed and delivered by it, this Agreement will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with the provisions of this Agreement; and

(d)               it shall perform its obligations under this Agreement in compliance with all Applicable Law.

8.02          Product Warranty.  MICROPORT warrants that the Component shall be manufactured in accordance with the Specifications provided by LOMBARD and shall be free from defects in materials and workmanship. For the avoidance of doubt, MICROPORT has no liability for any Component that is altered, mishandled or damaged after delivery to Lombard’s facility in Didcot, UK.

8.03          In the event that Components do not conform to the warranties set forth at Clause 8.02, MICROPORT shall repair or replace and return, (or credit by agreement), including the costs of transportation of such Components at the earliest opportunity after the same.

8.04          Disclaimer of Other Warranties by MICROPORT.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, MICROPORT HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO THE COMPONENTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES ON DESIGN, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY.

8.05          Indemnification.

(a)                MICROPORT shall defend, indemnify and hold harmless , and at LOMBARD’s request, defend or pay for the defense of LOMBARD, its Affiliates and their respective directors, officers, employees, agents, subcontractors, representatives(each, a “LOMBARD Indemnified Party”) from and against all Third Party claims, demands and causes of action (“Claims”) and all judgments, settlements, liabilities, fines, penalties, costs and expenses arising from Claims (“Losses”) to the extent arising out of or resulting from (i) any Products manufactured by MICROPORT which caused any injury or damage; (ii)MICROPOR’s breach of this Agreement, and (iii) MICROPORT’s failure to comply with Applicable Laws.

(b)               LOMBARD shall indemnify and hold harmless, and at MICROPORT’s request, defend or pay for the defense of MICROPORT, its Affiliates and their respective directors, officers, employees, agents, subcontractors, representatives (each, a “MICROPORT  Indemnified Party”) against all Claims and Losses brought against MICROPORT that: (i) any Products themselves, or any portion thereof, or any processes, equipment or methods used to manufacture the Products constitutes an infringement of any trademark, copyright, patent or other intellectual property right of any Third Party; (ii) any Products which caused any injury or damage; and(iii) that arise or are alleged to have arisen as a result of breach by LOMBARD of any term of this Agreement.

(c)                In no event shall either Party have any liability to the other Party or any Third Party for any loss of revenue, loss of profit, loss of data or loss of goodwill, or for any indirect, special or consequential loss or damage arising out of or in connection with this Agreement or any collateral contract, whether in contract, tort (including negligence) or otherwise.

Article 9
FORCE MAJEURE

9.01          Performance Delay.  The time for performance of a Party impacted by a Force Majeure Event, other than the satisfaction of payment obligations that have accrued under this Agreement, is excused, without liability, for the duration of time that the Force Majeure Event impairs such Party’s ability to perform its obligations under this Agreement.

9.02          Notice.  The Party whose performance is affected by a Force Majeure Event (the “Affected Party”) shall give prompt written notice to the other Party stating the details and expected duration of the event. Once notice is given of a Force Majeure Event, the Parties shall keep each other reasonably informed of the situation until the Affected Party’s performance is no longer affected by the Force Majeure Event or this Agreement is terminated, whichever occurs first. If the performance of the Affected Party does not resume within ninety (90) days of the occurrence of a Force Majeure Event, the other Party shall have the right to terminate this Agreement without penalty, except LOMBARD’s satisfaction of payment obligations that have accrued under this Agreement shall survive the termination of this Agreement. Each Party has full management discretion in dealing with its own labor issues.

Article 10
MISCELLANEOUS

10.01      Governing Law and Dispute Resolution.  This Agreement shall be governed by and construed in accordance with Chinese law (The United Nations Convention on International Sale of Goods shall not apply to This Contract). Any dispute, controversy, difference or claim arising out of or relating to this Agreement ,including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be settled through friendly negotiations. In case no settlement can be reached through such negotiations, any such dispute, controversy, difference or claim shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted.  The seat of arbitration shall be Hong Kong and the number of arbitrators shall be three and the arbitration proceedings shall be conducted in English.

10.02      Integration; Amendments.  This Agreement and Exhibits referred to in this Agreement and the Confidentiality Agreement between the Parties, together with the Technology, Licensing and Manufacturing Agreement, Brazil Registration and Distribution Agreement, and the China Registration and Distribution Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

10.03      Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing and (a) delivered by hand, (b) sent by internationally recognized delivery service, (c) sent by registered or certified mail, return receipt requested, postage prepaid, or (d) sent by facsimile transmission confirmed by prepaid, registered or certified mail letter, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses:

If to MICROPORT:    MICROPORT ENDOVASCULAR (SHANGHAI) CO., LTD.
Building #1, 3399 Kangxin Rd., SIMZ Century Medicine Park Shanghai 201318, P. R. China
Attention: Zhu Qing
Email:qzhu@microport.com

If to LOMBARD:       LOMBARD MEDICAL LIMITED

888 Prospect Street, Suite 200

                                    La Jolla, CA   92037Attention: Bill Kullback
Email: bill.kullback@lombardmedical.com

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.

10.04      Further Assurances.  Each Party agrees to execute, acknowledge and/or deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.05      No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

10.06      Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

10.07      No Implied Waivers; Rights Cumulative.  No failure on the part of a Party to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

10.08      Severability.  If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions, which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity, illegality or unenforceability of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

10.09      Assignment.  Neither party may assign, directly or indirectly, all or part of its rights or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

10.010  No Third Party Beneficiaries.  No Person, other than MICROPORT, LOMBARD and their respective Affiliates and any permitted assignees hereunder, shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

10.011  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile signature, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

10.012  Controlling Agreement.  In the event any term of this Agreement is inconsistent with the terms of a Purchase Order issued by LOMBARD, then the terms of this Agreement shall control.

10.013  Interpretation.  Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be interpreted to limit the provision to which it relates; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (e) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement, and not to any particular provision of this Agreement; (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement; (h) the word “notice” means notice in writing (whether or not specifically stated); (i) provisions that require that a Party, the Parties “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging); (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (k) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

(Signature page follows)

IN WITNESS WHEREOF, the Parties to the Agreement by their duly authorized representatives have executed this Agreement as of the date first written above.

MICROPORT ENDOVASCULAR (SHANGHAI) CO., LTD.	LOMBARD MEDICAL LIMITED
By: _____________________________	By: ___________________________
Title: ___________________________	Title:___________________________

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Exhibit A – To Be Determined

List of Components